Exhibit 2.1

Elkhorn Securities, LLC

Unit Investment Trust Code of Ethics

January 1, 2015

Table of Contents

Page

Section I. Introduction	1
Section II. Definitions	1
Section III. General Standards	2
Section IV. Application of the Code	3
Section V. Restrictions	4
Section VI. Pre-clearance and Reporting Procedures	5
Section VII. Exceptions to Pre-clearance and Reporting Requirements	8
Section VIII. Enforcement of Code of Ethics and Consequences for Failure to Comply	8
Section IX. Retention of Records	9
Section X. Amendment to This Code	9

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Section I. Introduction

The policy of Elkhorn Securities, LLC (“Elkhorn”) is to avoid any conflict of interest, or the appearance of any conflict of interest, between the interests of its clients and the interests of Elkhorn, its officers, directors and employees. This Unit Investment Trust Code of Ethics (the or this “Code”) is being adopted to ensure that the personal trading and other business activities of Elkhorn and its employees are conducted in a manner consistent with applicable law and regulation and the general principles set forth in this Code.

Section 17(j) of the Investment Company Act of 1940, as amended (the “1940 Act”), and Rule 17j-1 thereunder are intended to address the potential conflicts arising from the personal investment activities of investment company personnel, including the company’s principal underwriter. This Code has been adopted by Elkhorn to meet those concerns and legal requirements. This Code will be proposed to be adopted by the unit investment trusts sponsored by Elkhorn (collectively, the “Elkhorn UITs”).

Elkhorn has also separately adopted procedures designed to prevent the misuse of inside information by Elkhorn and persons subject to this Code. The business of Elkhorn depends on investor confidence in the fairness and integrity of the securities markets. Insider trading poses a significant threat to that confidence. Trading securities on the basis of inside information or improperly communicating that information to others may expose Elkhorn or its employees to stringent penalties.

This Code is drafted broadly; it will be applied and interpreted in a similar manner. You may legitimately be uncertain about the application of this Code in a particular circumstance. Elkhorn encourages each of you to raise questions regarding compliance. Often, a single question can forestall disciplinary action or complex legal problems.

As more fully explained in Section IV, this Code applies to all employees, directors and officers of Elkhorn unless otherwise noted in particular sections. Each person subject to this Code must acknowledge on Exhibit A that he or she has received, read and agrees to be bound by the provisions herein. All Elkhorn personnel should direct any question relating to this Code to Elkhorn’s Chief Compliance Officer (the “CCO”). Elkhorn personnel also must notify the CCO immediately if there is any reason to believe that a violation of this Code has occurred or is about to occur.

Section II. Definitions

When used in this Code, the following terms have the meanings described below:

           A. “Access Person.” Any director, manager, officer, partner or employee of Elkhorn or a Elkhorn UIT who (a) has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of a Elkhorn UIT or (b) is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic. A list of Access Persons is attached as Exhibit B.

           B. “Chief Compliance Officer.” The Code contains many references to the Chief Compliance Officer. The current CCO is set forth on Exhibit C. References to the CCO also include, for any function, any person designated by the CCO as having responsibility for that function from time to time. If the CCO is not available, reports required to be made to the CCO, or actions permitted to be taken by the CCO, may be made to and by the Chief Executive Officer (the “CEO”), provided a copy is sent to the CCO.

           C. “Investment Personnel.” Any Access Person who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities for a client, and any natural person who controls a Elkhorn UIT or Elkhorn and who obtains information concerning recommendations made to a client regarding the purchase or sale of securities by the client. A list of Investment Personnel is attached as Exhibit D.

           D. “Personal Securities Transaction.” The Code regulates Personal Securities Transactions as part of the effort by Elkhorn to detect and prevent conduct that might violate the general prohibitions outlined below. A Personal Securities Transaction is a transaction in a security, other than an excepted security (as described in Section VII.A below), in which a person subject to this Code has a beneficial interest.

          1. “Security.” Security is defined very broadly, and means any note, stock, bond, debenture, investment contract, limited partnership or limited liability company membership interest, and includes any right to acquire any security.

         2. “Beneficial Interest.” You have a beneficial interest in a security in which you have, directly or indirectly, the opportunity to profit or share in any profit derived from a transaction in the security, or in which you have an indirect interest, including beneficial ownership by your spouse or minor children or other dependents living in your household, or your share of securities held by a partnership of which you are a general partner. Technically, Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) will be applied to determine if you have a beneficial interest in a security (even if the security would not be within the scope of Section 16 of the Exchange Act).

           E. “Unitholder” shall mean the holder of any unit of any Elkhorn UIT.

Section III. General Standards

All personnel of Elkhorn are expected to conduct their activities in accordance with high standards of commercial honor and ethical principles. Accordingly, no person subject to this Code may engage in any conduct that is deceitful, fraudulent or misleading in connection with the implementation of an investment strategy, or the purchase or sale of any investment, for a client. Moreover, no person may place his or her own interests ahead of the interests of clients or engage in any transaction which interferes with, derives undue benefit, deprives a client of an investment opportunity, or is inconsistent with the investments undertaken for a client. In this regard, no person may use information concerning the investments recommended or made for clients for his or her personal benefit or gain in a manner detrimental to clients of Elkhorn.

All persons subject to this Code must comply with the applicable provisions of 1940 Act and other applicable federal securities laws.[1] No person subject to this Code may directly or indirectly in connection with the purchase or sale of a security held or to be acquired by a client:

•	employ any device, scheme, or artifice to defraud the client;
•	make any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of circumstances under which they are made, not misleading or in any way mislead the client regarding a material fact;
•	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the client; or
•	engage in any manipulative practice with respect to the client.

Persons covered by this Code must adhere to its general principles as well as comply with this Code’s specific provisions. It bears emphasis that technical compliance with this Code’s procedures will not automatically insulate from scrutiny trades which show a pattern of abuse of the individual’s fiduciary duties to its clients. In addition, a violation of the general principles of this Code may constitute a punishable violation of this Code.

Section IV. Application of the Code

Many of the restrictions on Personal Securities Transactions and the compliance procedures contained in this Code apply to all employees, officers and directors of Elkhorn and employees, officers and directors of companies in a control relationship with Elkhorn. If you make, or participate in making, investment decisions or recommendations for clients or are involved in trading, research, administrative or other functions, additional restrictions may apply to you as indicated in this Code. Such persons include, but are not limited to the following:

(a)	Portfolio managers who manage the accounts;

[1]	Federal Securities Laws means the Securities Act of 1933, as amended; the Exchange Act; the Sarbanes-Oxley Act of 2002, as amended; the Investment Advisers Act of 1940; Title V of the Gramm-Leach-Bliley Act, as amended; any rules adopted by the Securities and Exchange Commission under any of these statutes; the Bank Secrecy Act, as amended, as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the U.S. Department of the Treasury.

(b)	Research analysts or research assistants who are members of the management team for the accounts;
(c)	Traders who trade on behalf of clients; and
(d)	Support staff and administrative assistants working directly with portfolio managers and analysts.

Section V. Restrictions

           A. No Conflicting Personal Securities Transactions. No Access Person shall engage in a Personal Securities Transaction in a security which the person knows or has reason to believe (i) is being purchased or sold (i.e., is a pending “buy” or “sell” order), (ii) has been purchased or sole for an advisory client within the last seven (7) calendar days, or (iii) is being considered for purchase or sale by an advisory client, until that advisory client’s transactions have been completed or consideration of such transactions has been abandoned. A security will be treated as “under consideration” for an advisory client, if the portfolio manager or investment team responsible for the management of the account of that advisory client intends to purchase or sell the security in the next seven (7) calendar days.

Without limiting the generality of the foregoing, (a) no Portfolio Supervisor (as defined below) shall engage in a Personal Securities Transaction in a security within seven (7) days before and after any series of the trust in which he or she supervises trades in that security; and (b) no Access Person shall engage in a Personal Securities Transaction in a security on the same day there is a pending buy or sell order in that security by the trust. Within respect to Elkhorn UITs, no Access Person shall engage in a Personal Securities Transaction within seven (7) days of the security being purchased for the initial deposit of a trust. A “Portfolio Supervisor” is an Access Person who is entrusted with the direct responsibility and authority to make investment decisions affecting a Elkhorn UIT. A list of Portfolio Supervisors is attached as Exhibit E. Any profits realized on trades in violation of this prohibition will be disgorged to a charitable organization that is selected by the CCO or his or her designee.

B. Initial Public Offerings. No Access Person shall acquire a Beneficial Interest in any security during the initial public offering of such security.

C. Private Placements. No Access Person shall acquire a Beneficial Interest in any security in a private placement transaction unless the acquisition of such Beneficial Interest has been approved in writing and in advance by the CCO. In considering whether to approve any such transaction, the CCO shall take into account, among other factors, whether the investment opportunity should be reserved for the Elkhorn UIT and its Unitholders and whether the opportunity is being offered to an individual by virtue of such individual’s position. Any Access Person who has been authorized to acquire securities in a private placement shall disclose that investment to the respective CCO before taking part in a subsequent consideration of the Elkhorn UIT’s investment in that issuer, and the decision to include securities of such issuer in the Elkhorn UIT shall be subject to independent review by counsel to the Elkhorn UIT.

D. Short-term Trading. Investment Personnel shall not profit in the purchase and sale, or sale and purchase, of the same (or equivalent) security within sixty (60) calendar days. Trades made in violation of this prohibition shall be unwound or, if that is impracticable, any profits must be disgorged to a charitable organization that is selected by the respective CCO or his or her designee.

            E. Gifts. Access Persons shall not accept any gift or other thing of more than de minimis value (e.g., $100) from any person or entity that does business with or on behalf of any client. Gifts in excess of this value must either be returned to the donor or paid for by the recipient. It is not the intent of this Code to prohibit the everyday courtesies of business life. Therefore, this prohibition does not include an occasional meal or ticket to theater, entertainment or sporting event that is an incidental part of a meeting that has a clear business purpose.

            F. Service as Director. Access Persons shall not serve on the board of directors of a publicly traded company without prior authorization by the CCO. Access Persons may submit a request for authorization and such request shall state the position sought, the reason service is desired and any possible conflicts of interest known at the time of the request. Service may be authorized by the CCO only if the CCO determines that service in that capacity would be consistent with the interests of Elkhorn Capital and its clients. In addition, Investment Personnel who receive authorization to serve in such a capacity shall be isolated through “Chinese Wall” procedures from making investment decisions regarding securities issued by the entity involved.

Section VI. Pre-clearance and Reporting Procedures

            A. Pre-clearance Procedures.

            1. Pre-clearance Requirement. Except as provided below, all Access Persons must receive prior approval of their Personal Securities Transactions from the CCO or a designee appointed by the CCO. Personal Securities Transactions of the CCO must be approved by either the CEO or the Chief Financial Officer. Any approval shall be valid for three (3) business days.

            2. Personal Securities Transaction Form. All requests for pre-clearance of Personal Securities Transactions must be made in writing on a form available from the CCO.

            3. Factors to Consider in Pre-clearing Personal Securities Transactions. The CCO should consider:

•	Whether the security appears on Elkhorn’s Watch and Restricted Lists;

•	Whether the investment opportunity should be reserved for a client; and
•	Whether the opportunity is being offered to an individual by virtue of his/her position with respect to Elkhorn’s relationship with a client.

            4. Subsequent Disclosure by Access Person. If pre-clearance is granted, the Access Person must disclose the Personal Securities Transaction when he or she participates in any subsequent investment decision regarding the same issuer. In such circumstances, the decision to purchase or sell securities of the issuer will be subject to an independent review by the respective CCO or his or her designee.

            5. Exemptions from Pre-clearance. Access Persons do not need to seek pre-clearance for the following transactions:

•	Purchases or sales which are non-volitional on the part of either the Access Person or the Elkhorn UIT (e.g., transactions in corporate mergers, stock splits, tender offers); or
•	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities.

            B. Reporting Requirements. Every Access Person must report to the CCO or his or her designee the following reports regarding the Access Persons direct or indirect beneficial ownership in securities (other than excepted securities):

            1. Initial and Annual Holdings Reports. No later than ten (10) days after the person becomes an Access Person, and annually thereafter as of December 31, the following information:

•	The title and type of security, interest rate and maturity date (if applicable), CUSIP number or exchange ticker symbol, number of shares and principal amount of each security beneficially owned;
•	The name of any broker, dealer or bank with whom the Access Person maintained an account; and
•	The date that the report is submitted by the Access Person.

These reports can be accomplished through submission of account statements. Information contained in the Initial Holdings Report (attached as Exhibit F) must be current as of forty-five (45) days prior to the person becoming an Access Person. Annual reports (attached as Exhibit G) shall be delivered to the CCO no later than January 31 of the following year and shall contain a statement attesting to the accuracy of the information provided.

2. Quarterly Transaction Reports. No later than ten days after the end of the calendar quarter, the following information (attached as Exhibit H):

(a) With respect to any Personal Securities Transaction during the quarter:

•	The date of the transaction, the title and type of security, the CUSIP number or exchange ticker symbol (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each security;
•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
•	The price at which the transaction was effected;
•	The name of the broker, dealer or bank with or through which the transaction was effected; and
•	The date that the report is submitted by the Access Person.

 (b) With respect to any account established by the Access Person:

•	The name of the broker, dealer or bank with whom the Access Person established the account;
•	The date the account was established; and
•	The date that the report is submitted by the Access Person.

            C. Execution of Personal Securities Transactions Through Disclosed Brokerage Accounts; Duplicate Confirmations. All Personal Securities Transactions must be conducted through brokerage or other accounts that have been identified to the CCO or his or her designee. Each such account must be set up to deliver or mail duplicate copies of all confirmations and statements to: Elkhorn Securities, LLC, 207 Reber St., Suite 201, Wheaton, Illinois 60187, Attention: Chief Compliance Officer.

Duplicate confirmations and periodic account statements shall satisfy the quarterly transaction reporting requirements set forth above in Section VI.B.2 above, if all the information required to be included in the quarterly transaction report is contained in the broker confirmations or account statements.

It is permissible to purchase securities such as limited partnerships and variable annuity contracts directly from the issuer, even though they may not be purchased through a brokerage account, if such securities are reported in accordance with the procedures below. No exceptions will be made to this policy. All persons subject to this Code shall cooperate in all aspects with the CCOs in securing confirmations and statements in a timely manner.

Section VII. Exceptions to Pre-clearance and Reporting Requirements

A. Excepted Securities. Access persons do not need to report transactions or holdings, or seek pre-clearance for transactions, in the following securities:

(a)        shares of open-end investment companies for which Elkhorn is not the sponsor, investment adviser or distributor;

(b)	direct obligations of the U.S. government (U.S. Treasury bills, notes and bonds);
(c)	money market instruments, including bank certificates of deposit, bankers’ acceptances, commercial paper and repurchase agreements;
(d)	shares of money market funds; and
(e)	shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of whom are sponsored, advised or distributed by Elkhorn.

All purchases and sales of Elkhorn UITs must be pre-cleared.

B.        Excepted Transactions. Access persons do not need to report or seek pre-clearance for the following transactions:

(a)	No Influence or Control. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.
(b)	Automatic Dividend Reinvestment Plan. Purchases which are part of an automatic dividend reinvestment plan.

Section VIII. Enforcement of Code of Ethics and Consequences for Failure to Comply

            A. Certification. All persons subject to this Code shall certify annually on Exhibit I that they have read and understood this Code and recognized that they are subject thereto, and that they have complied with the requirements of this Code.

            B. Review of Reports. The CCO or his or her designee shall review all reports submitted under this Code.

            C. Notification of Reporting Obligation. The CCO or his or her designee shall keep a record of all Access Persons and Investment Personnel and shall notify any new Access Persons and Investment Personnel of their obligations under this Code.

            D. Sanctions for Violations. Upon discovery of a violation of this Code, including either violations of the enumerated provisions or the general principles provided, Elkhorn may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator.

            E. Annual Review. Pursuant to 1940 Act Rule 17j-1(c)(2)(ii), Elkhorn will at least annually review this Code to determine whether it is reasonably designed to prevent persons subject to this Code from engaging in fraudulent activities prohibited by paragraph (b) of the Rule. The CCO will certify annually that Elkhorn has adopted procedures reasonably necessary to prevent its Access Persons from violating this Code.

Section IX. Retention of Records

The CCO or his or her designee shall maintain all records required under 1940 Act Rule 17j-1 for the periods required under such Rule.

Section X. Amendment to This Code

Elkhorn UIT’s depositor, if not Elkhorn, must approve any material change to this Code no later than six (6) months after the adoption of the material change.